UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 5, 2008
CADENCE DESIGN SYSTEMS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-15867	77-0148231
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2655 Seely Avenue, Building 5
San Jose, California	95134
(Address of Principal Executive Offices)	(Zip Code)
(408) 943-1234
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities.
On November 5, 2008, Cadence Design Systems, Inc. (“Cadence”) announced the commencement of a restructuring program designated to focus Cadence’s strategy, streamline the business and improve operational execution and financial performance. Upon completion of the restructuring program, Cadence expects to achieve annual operating expense savings of at least $150 million. The restructuring program is expected to reduce Cadence’s employee base by at least 625 positions, plus a substantial number of contractors and consultants.
Cadence expects to record a restructuring charge of approximately $65 million to $70 million pre-tax, $48 million of which would be recorded in the third quarter of 2008. A substantial majority of these restructuring charges are employee-related costs and substantially all of these charges will result in future cash expenditures. Because of varying regulations in the jurisdictions and countries in which Cadence operates, the restructuring program, including the workforce reduction, is expected to be completed in the second half of fiscal 2009.
A copy of the press release is attached hereto as Exhibit 99.01 and is incorporated by reference herein.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e)	Cadence has determined that no payment shall be made to Cadence’s named executive officers or the other participants in the Cadence Senior Executive Bonus Plan for performance in fiscal 2008.
Item 9.01. Financial Statements and Exhibits.
(d)	Exhibits

Exhibit No.	Description

99.01	Press Release issued by Cadence Design Systems, Inc. on November 5, 2008.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: November 5, 2008

CADENCE DESIGN SYSTEMS, INC.
By:	/s/ James J. Cowie
James J. Cowie
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.01	Press Release issued by Cadence Design Systems, Inc. on November 5, 2008.